FS-3 Page 1 of 2
Conectiv Energy Supply, Inc. Consolidated Balance Sheet (Dollars in Millions) (Unaudited
ASSETS	As of September 30, 2005
Current Assets
Cash and cash equivalents	*
Accounts receivable	*
Accounts receivable from associated companies	*
Inventories, at average cost	*
Accounts receivable	*
Prepayments	*
Investments and Other Assets
Goodwill and other intangibles	*
Other	*
*
Property, Plant, and Equipment
Property, plant, and equipment	*
Less: Accumulated depreciation	*
Net Plant	*
Total Assets	*
LIABILITIES AND OWNER'S EQUITY
Current Liabilities
Short term debt	*
Accounts payable	*
Interest and taxes accrued	*
Note payable to associated companies	*
Other	*
*
Deferred Credits and Other Liabilities
Derivative instruments	*
Other	*
*
Capitalization
Common stock
Additional paid-in capital	*
Other comprehensive income	*
Retained earnings	*
Total capitalization	*
Total Capitalization and Liabilities	*
* Filed under request for confidential treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935.
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FS-3 Page 2 of 2
Conectiv Energy Supply, Inc. Consolidated Statements of Income Dollars in Millions (Unaudited)
Nine Months Ended September 30, 2005
OPERATING REVENUES
Electric	*
Gas	*
Other	*
*
OPERATING EXPENSES
Electric fuel and purchased energy and capacity	*
Gas purchased
Cost of sales	*
Operation and maintenance	*
Depreciation and amortization	*
Taxes other than income taxes
Impairment of assets	*
*
OPERATING INCOME	*
OTHER INCOME	*
INTEREST EXPENSE	*
INCOME BEFORE INCOME TAXES	*
INCOME TAXES	*
NET INCOME	*
* Filed under request for confidential treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935.
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